Exhibit (e)(2)

Appendix A

to Distribution Agreement

(Legg Mason Global Asset Management Trust)

As of May 5, 2022

BrandywineGLOBAL – Alternative Credit Fund

BrandywineGLOBAL – Diversified US Large Cap Value Fund

BrandywineGLOBAL – Dynamic US Large Cap Value Fund

BrandywineGLOBAL – Flexible Bond Fund

BrandywineGLOBAL – Global High Yield Fund

BrandywineGLOBAL – Global Opportunities Bond Fund (USD Hedged)

BrandywineGLOBAL – Global Unconstrained Bond Fund

BrandywineGLOBAL – Small Cap Value Fund

ClearBridge Global Infrastructure Income Fund

Martin Currie Emerging Markets Fund

Martin Currie International Sustainable Equity Fund

Martin Currie SMASh Series EM Fund

Franklin Global Market Neutral Fund

Franklin Strategic Real Return Fund

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